Consulting Agreement

THIS CONSULTING AGREEMENT (the “Agreement”) is effective as the last date provided for on the signature page and is entered into by and between John Saharek, an individual (“Consultant”) and Surface Pharmaceuticals, Inc., a Delaware corporation with its principal address located at 12264 El Camino Real, Suite 350, San Diego, CA 92130 (the “Company”).

WHEREAS, the Company wishes to retain Consultant as an advisor to the Company; and

WHEREAS, Consultant wishes to provide advisory services to the Company as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and the Company agree, intending to be legally bound, as follows:

1.	Consulting Services.

1.1.	Consultant will provide consulting services to the Company during the Term (as further defined below) of this Agreement. The consulting services (“Services”) are set forth in the Statement of Work (“SOW”) that is attached hereto as Appendix A and made a part hereof, as it may be amended from time to time by the parties hereto. Consultant shall perform all Services in compliance with all applicable laws.

2.	Effective Date; Term and Termination.

2.1.	This Agreement shall be effective on the later of the dates that it is executed by the Company and Consultant (the “Effective Date”) and shall terminate as of the date Services are completed (the “Term” as further defined and outlined in Appendix A) unless: (i) this Agreement is sooner terminated as provided in Section 2.2 below; or (ii) the parties agree in writing to extend the Term for a mutually agreed upon period.

2.2.	The Agreement and the Services provided by Consultant may be terminated by either Consultant or the Company, at any time and for any reason, upon five (5) days prior written notice of termination.

3.	Consulting Fees.

3.1.	In consideration of the Services provided hereunder, the Company shall provide Consultant the compensation as set forth in the applicable SOW (“Consulting Fee”).

3.2.	Consultant shall be responsible for all expenses incurred in association with performance of the Services, unless pre-approved by the Company in writing in advance.

4.	Confidentiality. Consultant acknowledges that Consultant will receive confidential and proprietary information from, on behalf of, or at the direction of, the Company in connection with, and during the course of providing, the Services, including but not limited to technical, clinical, marketing, commercial and/or legal information, data, reports, drawings, models, designs, prototypes, biological material, specimens, chemical compounds, formulas, manufacturing or other processes, software, specifications, patent applications, marketing strategies, customer information and customer lists (“Confidential Information”). All Confidential Information is and shall at all times remain the exclusive property of the Company. Consultant agrees:

4.1.	to hold the Confidential Information in strict confidence and not to disclose or make available any Confidential Information to any third party whatsoever, without the prior written consent of the Company;

4.2.	to use the Confidential Information only for the benefit of the Company and only for the purpose of providing the Services;

4.3.	to take at least the same degree of care to prevent disclosure of Confidential Information as Consultant takes to preserve and safeguard Consultant’s own confidential and proprietary information, but in any event, no less than a reasonable degree of care;

4.4.	not to make copies of the Confidential Information except to the extent that the copies are reasonably necessary for providing the Services;

4.5.	to return or destroy (as the Company may direct) any Confidential Information held by Consultant immediately upon termination of the Term of this Agreement pursuant to Section 2 above and provide the Company with a letter certifying that all such Confidential Information has been returned or destroyed as directed;

4.6.	that Confidential Information excludes information that:

(a)	as evidenced by Consultant’s written records, was lawfully known to Consultant prior to its communication by, on behalf of, or at the direction of the Company and was not communicated to Consultant subject to any restrictions on disclosure or use; or

(b)	as evidenced by Consultant’s written records, is independently developed by Consultant without use or knowledge of the Confidential Information; or

(c)	is or becomes a part of the public domain other than by a breach of this Agreement by Consultant;

(d)	becomes known to Consultant by the action of a third party not in breach of any obligation of confidence; or

(e)	is required to be disclosed or made available by Consultant to a third party pursuant to any applicable law, governmental regulation, or decision of any court or tribunal of competent jurisdiction, so long as Consultant takes reasonable steps, in light of the circumstances, to give the Company sufficient prior notice in order to contest such law, governmental regulation, or decision;

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4.7.	that no representation or warranty, express or implied, is made by the Company as to the accuracy, completeness or reasonableness of any Confidential Information and that neither the Company will have any liability to Consultant as a result of Consultant’s possession or use of the Confidential information; and

4.8.	that money damages may not be sufficient remedy for any breach of this Section and that the Company will be entitled to seek specific performance and injunctive or equitable relief as a remedy for any such breach.

4.9.	Nothing in this Section is intended to limit any remedy of the Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

4.10.	Notwithstanding the other provisions of this Agreement, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.	Independent Contractor. The relationship of Consultant to the Company shall be that of an independent contractor rendering professional services. Consultant is not an employee of the Company. Nothing contained in this Agreement shall be deemed to create a relationship of employer and employee or principal and agent between the Company and Consultant. In no circumstance shall Consultant look to the Company as Consultant’s employer, partner, agent or principal. Consultant is not entitled to and will be excluded from participating in any of Company’s fringe benefit plans or programs as a result of the performance of the Services under this Agreement, including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by Company to its employees (and Consultant waives the right to receive any such benefits). Consultant agrees, as an independent contractor, that Consultant is not entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant is injured in any manner or becomes ill while performing the work under this Agreement. Consultant is solely responsible for all tax returns, payments, or reports required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of Services and receipt of consideration (including Consulting Fees) under this Agreement. Consultant is not authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by an executive officer or Board member of the Company.

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6.	Waiver. No waiver of this Agreement or any of its provisions shall be binding upon a party unless in writing and signed by each party. The waiver by either party of a breach or violation of any provision of this Agreement shall not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision.

7.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

8.	Survival. The provisions of Sections 2.2, 3, 4, 6-11 and any other obligation under this Agreement which is to survive or be performed after termination of this Agreement, regardless of the cause therefor, shall survive any termination or expiration of this Agreement.

9.	Notices. Any notice or other communication required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if (i) hand delivered, (ii) sent by overnight guaranteed delivery service, such as Federal Express or UPS; or (iii) sent by facsimile transmission or electronic mail during addressee’s normal business hours, with a duplicate copy sent by overnight delivery or certified or registered mail, addressed as either party may from time to time designate to the other by written notice. Any such notice or other communication shall be deemed to be given as of the date it is received by the addressee.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding the choice of law rules, and the parties hereby agree to submit to the jurisdiction and venue of the State and Federal courts of the State of California, and agree that the State and Federal courts of the State of California shall be the exclusive forum for the resolution of all disputes related to or arising out of this Agreement.

11.	Entire Agreement; Amendments. This Agreement, including any applicable SOW, represents the entire agreement between the parties in relation to the subject matter contained herein and supersedes all previous other agreements and representations, whether oral or written. This Agreement may be modified only if such modification is in writing and signed by a duly authorized representative of each party.

***SIGNATURE PAGE FOLLOWS***

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first above written.

COMPANY:		CONSULTANT:

SURFACE PHARMACEUTICALS, INC.		JOHN SAHAREK

	/s/ Andrew Boll		/s/ John Saharek
By:	Andrew R. Boll	By:	John Saharek
Its:	Executive Director		An individual

	10/27/2017	Date:	10/27/2017

Reviewed and approved by:

/s/ Robert Kammer
By:	Robert J. Kammer
Chairman of the Surface Committee of
Imprimis Pharmaceutical, Inc.,
Parent Corporation to
Surface Pharmaceuticals, Inc.

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Appendix A

Statement of Work

under Consulting Agreement

by and between

John Saharek and Surface Pharmaceuticals, Inc.

Services:

Consultant shall provide advisory services to the Company relating to its sales and marketing activities and other related services as may be requested from time to time by the Company.

Compensation:

Upon or shortly following commencement of Consultant’s Services to the Company, the Company shall grant to Consultant an option to purchase up to 20,000 shares of the Company’s restricted common stock, par value $0.001 (“Common Stock”) under the terms of the Company’s 2017 Equity Incentive Plan (the “Plan”) and a Stock Option Grant Notice and Agreement thereunder to be provided to Consultant by the Company (collectively with the Plan, the “Stock Option Documents”).

The shares subject to the option shall vest upon the earliest of:

(1)	a Change in Control (as defined in the Plan);

(2)	the date of any underwriting agreement between the Company and the underwriter(s) managing an initial public offering of the Company’s common stock, pursuant to which the common stock is priced for initial public offering (the “IPO”);

(3)	immediately prior to the one year anniversary of the date of grant of the option (as indicated in the Stock Option Documents).

and in any case of (1), (2) and (3), subject to Consultant’s Continuous Service through such vesting date; provided, however, in the event Consultant’s Continuous Service is terminated by the Company (other than for Cause) or by death of Consultant prior to the completion of the Term (as defined in this Consulting Agreement), the shares subject to the option shall vest immediately upon such termination.

Consultant understands that that the receipt of the option and/or shares subject to the option hereunder will trigger tax consequences to Consultant for which Consultant will be solely responsible and that the option and/or shares subject to the option have not been registered under the Securities Act of 1933, as amended, or any applicable state securities law. Consultant must execute the Restricted Stock Documents as a condition to receipt of the option and/or shares subject to the option hereunder.

Term:

Consultant commenced providing Services to the Company on or about July 30, 2017 and shall provide the Services through the earliest of (i) one year from the date of grant of the option, (ii) a Change in Control, (iii) the IPO, or (iv) such earlier date as the Services are terminated by the Company or Consultant in accordance with this Agreement (the “Term”).

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